Exhibit 10.32

VICTORY CAPITAL HOLDINGS, INC. DIRECTORS DEFERRED COMPENSATION PLAN

Prepared by

THE ERISA LAW GROUP

8700 MONROVIA STREET, SUITE 310

LENEXA, KANSAS 66215

(913) 647-7552

2019

VICTORY CAPITAL HOLDINGS, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

2

	5.6	Change in Election	8
	5.7	Permitted Payment Acceleration	9
	5.8	Domestic Relations Orders	9
	5.9	Overpayment	10
	5.10	Facility of Payment	10
	5.11	Taxes	10
	5.12	Required Delay of Payment	10
ARTICLE 6 –	PARTICIPANT PROVISIONS		10
	6.1	Beneficiary Designation	10
	6.2	Community Property and Legal Effect	11
	6.3	No Beneficiary Designation	11
	6.4	Revocation Upon Divorce	11
	6.5	Personal Data to Employer	11
	6.6	Assignment or Alienation	11
ARTICLE 7 -	ADMINISTRATION		11
	7.1	Authority and Responsibility of the Plan Administrator	11
	7.2	Claims Procedures	12
	7.3	Expenses	12
ARTICLE 8 -	MISCELLANEOUS		12
	8.1	Amendment or Termination	12
	8.2	No Liability	13
	8.3	Employment Relations	13
	8.4	Enforceability	13
	8.5	Construction	13
	8.6	Entire Agreement	14
	8.7	Governing Law	14

3

VICTORY CAPITAL HOLDINGS, INC. DIRECTORS DEFERRED COMPENSATION PLAN

Victory Capital Holdings, Inc. (“Employer”) hereby adopts this unfunded Plan for the purpose of providing a deferred compensation opportunity for certain Directors of the Employer (“Participants” as defined below).

WITNESSETH:

WHEREAS, the services of the Participants and their experience and knowledge of the affairs of the Employer are extremely valuable to the Employer;

WHEREAS, the Employer desires that Participants remain in its service, and to motivate and reward them for their performance;

WHEREAS, to accomplish these goals the Employer has established and adopted this deferred compensation plan which allows for Participant contributions to it;

WHEREAS, the Employer desires that this Plan comply with applicable laws including the relevant provisions of the Internal Revenue Code, particularly, Section 409A; and

NOW THEREFORE, to accomplish these ends, the Plan is adopted and reads as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 “Account” means the one or more accounts maintained to record a Participant’s Salary Deferral Contributions and which are credited with Earnings pursuant to Article 4.

Section 1.2 “Accrued Benefit” means the Participant’s interest in the Plan, as determined under Section 4.2, of the amount credited to a Participant’s Account(s) as of any date.

Section 1.3 “Beneficiary” means a person or entity entitled to receive any Accrued Benefit which is payable by reason of a Participant’s death.

Section 1.4 “Benefits” or “benefits” means the Accrued Benefit(s) that is (are) payable under this Plan.

Section 1.5 “Board” means the Board of Directors of the Employer.

Section 1.6 “Change in Control” means a change in ownership or effective control of the Employer or a change in ownership of a substantial portion of the Employer’s assets, all in accordance with Code Section 409A.

Section 1.7 “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.8 “Compensation” means, with respect to each Plan Year, the fees paid in cash to Directors for services to the Employer including any Annual Retainer Fee, Committee Chair Fee, Committee Member Fee (as defined by Employer and understood by it and each Participant pursuant to the Participant’s engagement as a Director by the Employer) and any other fees that may be paid in cash from time to time to Directors for services to the Employer. A Participant’s Compensation under this Plan shall include only those fees that are paid in cash. A Participant’s Compensation under this Plan shall not include any fees or other remuneration that is paid or elected to be paid in shares of stock of the Employer, dividends on vested shares of stock of the Employer, or other forms of equity or non- cash property.

Section 1.9 “Director” means a member of the Board of Directors of the Employer.

Section 1.10 “Disability” A Participant is “Disabled” or incurs a “Disability” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The determination of Disability shall be made by the Employer.

Section 1.11 “Earnings” means gains and losses, realized and not realized.

Section 1.12 “Effective Date” means the effective date of this Plan, which is January 1, 2020.

Section 1.13 “Election Date” is the respective date prescribed in Sections 3.1(d) and 5.1(a).

Section 1.14 “Employer” means Victory Capital Holdings, Inc., incorporated in the State of Delaware.

Section 1.15 “Participant” means a Director who is not a common law employee of the Employer or a wholly-owned direct or indirect subsidiary of the Employer and who is designated in writing as a Participant by the Employer and who satisfies the eligibility requirements under Article 2 and has not received a distribution of his or her entire Accrued Benefit. References herein to Participant include references to the Participant’s Beneficiary each place where the context so requires or applies, as determined in the discretion of the Employer. Furthermore, the use of the word Beneficiary herein does not preclude the Employer’s interpretation of the word “Participant” to include a Beneficiary elsewhere in the Plan.

Section 1.16 “Payment Event” is defined in Section 5.2.

Section 1.17 “Plan” means the nonqualified deferred compensation plan established by the Employer in the form of this document, as it may be amended from time to time.

Section 1.18 “Plan Administrator” means the Employer, or such other person, persons, committee, organization, or entity to whom the Employer has delegated the authority of Plan Administrator in accordance with Article 7.

Section 1.19 “Plan Year” means the twelve (12) consecutive month  period  ending  every December 31.

Section 1.20 “Salary Deferral Agreement” means the agreement a Participant executes in accordance with Section 3.1.

Section 1.21 “Salary Deferral Contribution Account” means the individual account for a Participant to record the Salary Deferral Contributions and which is credited for such Account’s Earnings pursuant to Article 4.

Section 1.22 “Salary Deferral Contributions” means the amounts credited on a Participant’s behalf in accordance with the Participant’s election to defer Compensation pursuant to Section 3.1.

Section 1.23 “Segregated Investment Account” means a Participant-directed Account pursuant to Section 4.5.

Section 1.24 “Separation from Service” means a severance for any reason of a Participant’s membership and service on the Board of Directors and all independent contractor relationships with the Employer or a wholly-owned direct or indirect subsidiary of the Employer. Notwithstanding the foregoing, a Participant’s Separation from Service under the Plan shall not occur unless such severance also qualifies as a “separation from service” within the meaning of Code Section 409A and the regulations thereunder.

Section 1.25 “Spouse” means the person who is legally married to the Participant under the laws of a state or other recognized jurisdiction as of any relevant date, as evidenced by a valid marriage certificate or other proof acceptable to the Employer. This includes married individuals of the same sex, even if the married couple resides in a state or jurisdiction that does not recognize the validity of same sex marriages.

Section 1.26 “Valuation Date” means each business day of the Plan Year on which Plan assets for which there is an established market are valued. Otherwise, the Valuation Date means the last day of each Plan Year, and/or such other Valuation Date(s) as selected by the Employer.

Section 1.27 “Valuation Period” with respect to any Valuation Date means the period since the preceding Valuation Date.

ARTICLE 2

PARTICIPATION

Section 2.1 Eligibility. Any Director who is not a common law employee of the Employer or a wholly-owned direct or indirect subsidiary of the Employer may participate in the Plan. Participation in the Plan does not create any right to be retained or engaged by the Employer or to earn future benefits of any kind. Except for Salary Deferral Contributions made pursuant to Section 3.1, nothing in the Plan shall be construed to require any contributions to the Plan on behalf of the Participant.

Section 2.2 Change of Participation. The Employer in its sole discretion may remove any Participant from the Plan or designate new Participants in the Plan. A Participant will cease to actively participate under the Plan upon a Separation from Service. Any Participant who ceases to actively participateunder the Plan shall, until the Participant’s Accrued Benefit has been distributed enjoy the rights afforded to the Participant as provided under the Plan.

ARTICLE 3

CONTRIBUTIONS, VESTING, AND FORFEITURE

Section 3.1 Salary Deferral Contributions

(a)In General. A Participant may elect to defer a percentage or amount of his or her Compensation for a Plan Year and have the Employer credit the deferred amount to the Plan. A Participant’s election to defer shall be made by executing a Salary Deferral Agreement in accordance with this Section 3.1.

(b)Form of Election. The Participant’s Salary Deferral Agreement must be in writing, must be dated and signed or otherwise authenticated by the Participant, and must be delivered to the Employer in the medium the Employer designates, together with all other documents or information required as determined by the Employer. The Salary Deferral Agreement shall be in the form provided by the Employer and shall include the Participant’s elections of the time and method of payment of the Participant’s Accrued Benefit in accordance with Article 5.

(c)Election Periods. The Employer shall schedule an annual election period during which Participants who elect to complete Salary Deferral Agreements must complete such agreements. Such periods shall end each Plan Year no later than the day immediately prior to the beginning of the next Plan Year during which the services that are performed by the Participant give rise to the Compensation that may be deferred. The Employer may, in writing to the Participant, designate that said election period will end on a specified date earlier than the day immediately prior to the beginning of such next Plan Year.

(d)Election Date/Irrevocability. A Participant’s Salary Deferral Agreement shall become irrevocable as of the end of the election period designated by the Employer (the “Election Date”) and shall remain irrevocable and in effect for Compensation paid (or deferred) with respect to services the Participant performs in the Plan Year the beginning of which next follows the Election Date.

(e)Amount and Compensation. A Participant’s Salary Deferral Contributions with respect to a Plan Year shall not be less than such amount the Employer prescribes in the Salary Deferral Agreement nor more than one hundred percent (100%) of the Participant’s Compensation (minus required payroll or other deductions and deductions for any other Employer-sponsored plan or program) or such other amount the Employer establishes in the Salary Deferral Agreement. A Salary Deferral Agreement shall be made (and/or limited) with respect to such Compensation prescribed by the Employer and set forth in one or more Salary Deferral Agreements.

(f)Failure to Elect. In the event a Salary Deferral Agreement is not properly completed and in effect for a Plan Year, the Participant shall be deemed to have elected to not make any Salary Deferral Contributions for the subject Plan Year, as applicable.

(g)Withholding and Deferral. The Employer shall withhold or cause to be withheld the amount or percentage of Compensation elected to be deferred from each payment of Compensation to the Participant. Subject to Section 409A requirements, Compensation payable after the last day of the Plan Year solely for services provided during the final payroll period containing the last day of the Plan Year is treated as Compensation for services performed in the subsequent Plan Year.

Section 3.2 Vesting.

(a)Full Vesting. A Participant shall have a nonforfeitable vested interest in all of his or her Accrued Benefit attributable to the Participant’s Salary Deferral Contribution Account.

(b)Forfeiture and Recoupment. Notwithstanding any other provision herein or any provision of any other agreement applicable to Participant’s service as a Director, a Participant’s Accrued Benefit hereunder is subject to complete forfeiture, or recoupment if such Accrued Benefit has been paid from the Plan, if the Employer determines that the Participant has engaged in Misconduct. For purposes of this Section 3.2, the term “Misconduct” means the willful commission of an illegal act, fraud, intentional misconduct or gross recklessness in the performance of Participant’s duties and responsibilities as a Director.

ARTICLE 4

PLAN ACCOUNTING, EARNINGS, AND FUNDING

Section 4.1 Investment. The Employer shall invest contributions under the Plan in one or more designated investment vehicles for investment within a period that is not longer than is reasonable for the proper administration of Accounts and in accordance with the participant direction of investments under section 4.5.

Section 4.2 Accounting.  The Plan shall maintain one or more bookkeeping Accounts in the name of each Participant to reflect the Participant’s Accrued Benefit under the Plan, including to record each contribution and Earnings thereon. A Participant’s Accrued Benefit as of any applicable date is the balance of his or her Account(s) as determined in accordance with this Article 4.

Section 4.3 Account Adjustments. Except for Earnings of a Segregated Investment Account, as of each Valuation Date the applicable Account of each Participant shall be credited or charged, as the case may be, with:

(a)distributions made to or withdrawals by the Participant or his or her Beneficiaries during the Valuation Period;

(b)Salary Deferral Contributions allocated to the Participant’s Account(s) during the Valuation Period;

(c)Earnings allocated to the Participant’s Account(s) during the Valuation Period;

(d)if contributions, Earnings, or other benefits under the Plan are subject to federal, state or local income, employment (e.g., taxes under the Federal Insurance Contributions Act or Federal Unemployment Tax Act), or other taxes, said taxes shall, in the discretion of the Employer, be withheld and deducted from a portion of the Participant’s compensation and/or charged against the applicable Participant Account as determined by the Employer; and

(e)other amounts, if any, allocated to or charged against the Participant’s Account(s) under the Plan (e.g., Plan expenses).

The provisions of Section 4.5 shall also apply to Accounts.

Section 4.4 Allocation of Earnings. As of each Valuation Date, and excluding for this purpose Segregated Investment Accounts, Earnings for all Accounts shall be allocated to each Participant’s Account pursuant to a fraction, the numerator of which is the value of such Account and the denominator of which is the value of all Accounts. To calculate each fraction, the Accounts to which Earnings shall be allocated will be valued as of the preceding applicable Valuation Date (the “opening Account balance”), provided, however, the Employer may establish procedures that are uniformly applied to similarly-situated Participants to determine the Earnings with respect to each Plan Year contribution and to value Accounts which recognize increases and decreases in Accounts that occur during the Valuation Period, including, without limitation, a procedure that provides that each Account, or portion thereof, which is distributed during the applicable Valuation Period shall either not share in Earnings, shall be deemed to share in Earnings at an imputed rate of return or shall share in Earnings based on that period of time prior to the distribution of the Account or portion thereof, and also including a procedure which credits to such opening Account balances contributions that are made during the applicable Valuation Period. For example, the Earnings may be credited and allocated among Accounts by using a weighted average method. Such method may treat a weighted portion of the applicable contributions as if includable in the Participant’s Account as of the beginning of the Valuation Period. The weighted portion may, without limitation, be a fraction, the numerator of which may be the number of months in the applicable Valuation Period following the date of the applicable contributions, and the denominator of which may be the total number of months in the Valuation Period.

Section 4.5 Participant Direction of Investment

(a)The Employer shall invest the contributions under the Plan, and shall establish and prescribe such rules and limitations it deems appropriate.

(b)Subject to Section 4.5(a) above, each Participant shall designate the investment(s) in which the Participant’s Account(s) shall be deemed to be invested for purposes of determining the Account’s Earnings and value of the Participant’s Accrued Benefit. The Employer will accept direction from each Participant on a written election form or by other means that the Employer may require pursuant to conditions, limitations and other provisions established by the Employer. The Employer may establish procedures relating to Participant direction of investment under this Section 4.5, including the establishment of a list of investments or funds selected by the Employer from which the Participant may choose for the deemed investment of the amounts allocated to the Participant’s Account(s).

(c)The Plan will maintain a Segregated Investment Account(s) to the extent a Participant’s Account(s) is subject to Participant investment direction and the Participant provides investment directions hereunder. A Segregated Investment Account will be deemed to receive Earnings credited/debited to it in accordance with the investment directions and will bear all of its expenses. A Segregated Investment Account, including one invested in a pooled fund (in which more than one Account is invested), shall be subject to such accounting procedures and/or Sections 4.3 and 4.4 as the Employer deems appropriate.

(d)The Participant’s investment elections shall remain in effect until the Participant makes a new investment election. If an investment election is not made or if for any reason the election becomes ineffective, the Earnings shall be determined by the Employer in accordance with the Plan.

(e)The Participant’s right to direct the deemed investment of his or her Account(s) does not give the Participant any vested interest or secured or preferred position with respect to any particular assets or any portion of the Participant’s Account over which the Participant provides investment instructions.

Section 4.6 No Funding

(a)The Employer may, in its sole discretion, retain and manage assets set aside by the Employer for payment of all or a portion of the Benefits payable pursuant to the Plan. Any Benefits payable pursuant to the Plan shall be paid solely from the Employer’s general assets. No special or separate fund shall be established and no other segregation of assets shall be made to provide the payment of any Accrued Benefit hereunder.

(b)All amounts contributed under the Plan and all Earnings thereon, including any amounts held in a trust, shall be subject to the claims of general creditors of the Employer. The obligations of the Employer to pay Benefits under the Plan constitute an unfunded, unsecured promise to pay and Participants shall have no greater rights than as general creditors of the Employer.

(c)The right of a Participant or his or her Beneficiary to an Accrued Benefit hereunder shall be an unsecured claim against the general assets of the Employer, and neither the Participant nor his or her Beneficiary shall have any rights in or against any amount credited to his or her Account(s) or any other specific property or assets of the Employer. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Plan and the Employer or any other person. Nothing contained in the Plan shall constitute a guarantee by the Employer that the assets of the Employer will be sufficient to pay any benefit to any person.

ARTICLE 5

TIME AND METHOD OF PAYMENT

Section 5.1 Election of Payment

(a)No later than the Election Date, the Participant will submit a written election form setting forth the time and method of payment of the Participant’s Accrued Benefit. The Election Date is defined in Section 3.1(d) for Salary Deferral Contributions. The “Election Date” is determined under Code Section 409A with respect to each “plan” (i.e., each source of Benefits provided under the Plan) as disaggregated to the greatest extent allowed under Code Section 409A.

(b)Subject to the other provisions herein, a Participant’s election (or nonelection) is irrevocable as of the Election Date. Each Participant’s election or change in election must be in compliance with this Article 5 and in accordance with and as limited by the election form the Employer provides. The Election Date, payment events and/or methods of payment provided in the election form may be sooner or narrower and more limited than as set forth in this Article, as determined each Plan Year by the Employer.

Section 5.2 Payment Events. A Participant’s Accrued Benefit shall commence to be paid upon one or more of the following times or events (“Payment Event”) as set forth and limited by the Participant’s election form:

(a)upon the Participant’s Separation from Service,

(b)a time or a fixed schedule under the Plan,

(c)upon a Change in Control,

(d)upon the Participant’s Disability,

(e)upon the Participant’s death,

(f)upon the earliest to occur of the events specified in Subsection (a) through (e).

The Participant’s Accrued Benefit shall be paid or commence to be paid within ninety (90) days following the date set forth in the payment election form that follows or coincides with the Participant’s Payment Event. The Employer, and specifically not the Participant, will determine and designate the exact date and taxable year of payment. This Section 5.2 is subject to a subsequent election made under Section 5.6.

Section 5.3 Method of Payment. A Participant’s Accrued Benefit, or portion thereof, shall be paid under one of the following methods as set forth and limited by the Participant’s election form:

(a)by payment in a lump sum; or

(b)by payment in any other form or under any other method approved by the Employer and set forth in the payment election form the Employer provides that is consistent with Code Section 409A.

Regardless of the method of payment, any distribution (including one that is not a lump sum payment) will be accelerated and paid in accordance with the second and third sentences of Section 5.2 upon the earliest to occur of the events as set forth in Section 5.2 and the election form (i.e., Separation from Service, death, Disability or a Change in Control).

Section 5.4 Default Payment. If the Participant does not properly and timely elect a time and/or method of payment, the Participant’s Accrued Benefit shall be paid in a lump sum to the Participant within the ninety (90) day period following his or her Separation from Service. The Employer, and specifically not the Participant, will determine and designate the exact date and taxable year of payment.

Section 5.5 Intervening Disability or Death. Unless the Participant elects otherwise in accordance with this Article 5, in the event the Participant incurs a Disability or death prior to payment or the completion of payment hereunder, the Participant’s remaining Accrued Benefit shall be paid to the Participant or Beneficiary in a lump sum within the ninety (90) day period following the Participant’s Disability or death. The Employer, and specifically not the Participant or Beneficiary, will determine and designate the exact date and taxable year of payment.

Section 5.6 Change in Election. In accordance with the written election form the Employer provides to the Participant, a Participant may change the time payment commences and/or method of payment established under Article 5 so long as the following conditions are satisfied:

(a)in the case of an election related to a payment to be made at a specified time or pursuant to a fixed schedule, the Participant’s election to delay a payment must be made no later than twelve (12) months prior to the date of the first scheduled payment;

(b)the Participant’s election must not take effect until at least twelve (12) months after the date on which the election is made;

(c)in the case of an election related to a payment other than a payment made on account of Disability, or death the payment with respect to which the election is made must be deferred for a period of at least five (5) years from the date such payment would otherwise have been made;

(d)a Participant may not accelerate the time or schedule of any payment under the Plan, except as provided in Code Section 409A; and

(e)the Participant may not elect payment earlier than the Participant’s Separation from Service, Disability, death, a specified time or pursuant to a fixed schedule, or a Change in Control all in accordance with Code Section 409A.

This Section 5.6 does not allow a payment change in the event payment is accelerated in accordance with the last sentence of Section 5.3 and/or the election form.

Section 5.7 Permitted Payment Acceleration. To the extent permitted by Code Section 409A, the Employer may, in its sole discretion, commence distribution to a Participant, Beneficiary or other appropriate payee of the portion of a Participant’s Accrued Benefit authorized for distribution for one or more of the following reasons: (a) a de minimis cashout payment that results in the termination of the entirety of a Participant’s interest in the Plan (and any required aggregated plan), if the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) and if the Employer exercises its discretion hereunder evidenced in writing no later than the date of such payment; (b) payment of the amount required to be included in a Participant’s income as a result of any failure to comply with Code Section 409A; (c) payment to pay the Federal Insurance Contributions Act tax imposed under the Code as permitted under Code Section 409A; (d) payment to a party other than to the Participant pursuant to a domestic relations order; (e) termination of the Plan; and (f) any other circumstance permitted under Code Section 409A.

Section 5.8 Domestic Relations Orders. Nothing contained in this Plan prevents the Employer from complying with the provisions of a domestic relations order under the Plan which awards a Participant’s Accrued Benefit to an alternate payee; provided, however, compliance with the order and payment will only be made to the extent the Employer determines such compliance and payment is in accordance with applicable law. For purposes of this Section, an alternate payee is the spouse, former spouse, child or other dependent of a Participant who is recognized by a domestic relations order as having a right to receive all, or a portion of, the Benefits payable under the Plan with respect to such Participant.

Section 5.9 Overpayment. If for any reason, including, without limitation, mathematical or administrative error, the amounts paid to the Participant or Beneficiary exceed the Accrued Benefit to which the Participant or Beneficiary is entitled under the Plan, such excess shall constitute an indebtedness of such party to the Employer. Such indebtedness shall be payable to the Employer by the Participant, or Beneficiary as the case may be, upon demand by the Employer, or as determined by the Employer, such indebtedness shall be charged against amounts credited to such Participant’s Account(s).

Section 5.10 Facility of Payment. Whenever, in the Employer’s opinion, a Participant or Beneficiary entitled to receive a payment of Benefits hereunder is under disability or is incapacitated so as to not receive or acknowledge payment hereunder, the Employer may make payments to the party’s representative, relative or other person for the party’s benefit or otherwise apply the payment for the benefit of such Participant or Beneficiary in such manner that the Employer considers advisable. Any payment of Benefits in accordance with the provision of this document shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

Section 5.11 Taxes. Amounts payable hereunder or the Participant’s Compensation shall be reduced by applicable federal, state, and local taxes or charges that the Employer is required to withhold or the Employer deems appropriate.

Section 5.12 Required Delay of Payment. If the Employer reasonably determines that any payment of Benefits due under the Plan or any other amount that may become due to Participant after Separation from Service, is subject to Code § 409A, and also determines that Participant is a “specified employee,” as defined in Code § 409A(a)(2)(B)(i), upon the Participant’s Separation from Service, no amount may be paid to or on behalf of Participant earlier than six months after the date of Separation from Service (or, if earlier, the Participant’s death) if such payment would violate the provisions of Code § 409A and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the Separation from Service (or, if earlier, one day after the Participant’s death). For this purpose, Participant will be considered a “specified employee” if Participant is employed by an employer  that has its stock publicly traded on an established securities market or certain related entities have their stock traded on an established securities market and the Executive is a “key employee”, with the exact meaning of “specified employee”, “key employee” and “publicly traded” defined in Code § 409A(a)(2)(B)(i) and the regulations thereunder. Notwithstanding the above, the Employer hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination.

ARTICLE 6

PARTICIPANT PROVISIONS

Section 6.1 Beneficiary Designation. Each Participant shall designate, in writing, any person or persons, who, contingently or successively, are to succeed to the Participant’s Accrued Benefit under the Plan in the event of the Participant’s death. The Employer shall prescribe a sample form for the written designation of the Beneficiary and, upon the Participant’s filing the form with the Employer, it shall effectively revoke all designations filed prior to that date by the Participant.

Section 6.2 Community Property and Legal Effect. The Participant, and specifically not the Employer or any other party, shall be responsible for ensuring the legal validity and enforceability of the Participant’s Beneficiary designation. The Participant is strongly encouraged to seek his or her own legal counsel for this purpose. If the Participant’s Accrued Benefit is subject to the Spouse’s or a former Spouse’s community property interest, the Participant’s designation of the Beneficiary shall be valid and enforceable only to the extent such Accrued Benefit is not subject to such community property interest and/or the Spouse has waived his or her election in accordance with applicable state law.

Section 6.3 No Beneficiary Designation. If a Participant fails to name a Beneficiary in accordance with Section 6.1, if the Beneficiary named by a Participant predeceases him or her or dies before complete distribution is made to the Beneficiary under the Plan, or there is a disclaimer pursuant to law, then the Beneficiary shall be the Participant’s Spouse, but if the Spouse predeceases the Participant, then the Beneficiary shall be the Participant’s descendants per stirpes, and if none survive the Participant, then the Beneficiary shall be the Participant’s estate.

Section 6.4 Revocation Upon Divorce. Notwithstanding any provision of the Plan to the contrary, if a Participant designates his or her Spouse as a Beneficiary, a subsequent divorce decree that relates to such Spouse shall automatically revoke the Participant’s designation of the Spouse as a Beneficiary unless the decree or a domestic relations order provides otherwise or unless the Participant designates such former Spouse as his or her Beneficiary, in accordance with this Article 6, at any time after the date of such divorce decree.

Section 6.5 Personal Data to Employer. Each Participant and each Beneficiary of a deceased Participant must furnish to the Employer such evidence, data or information as the Employer considers necessary or desirable for the purpose of administering the Plan. The provisions of this Plan are effective for the benefit of each Participant upon the condition precedent that each Participant will furnish promptly full, true and complete evidence, data and information when requested by the Employer.

Section 6.6 Assignment or Alienation. Neither a Participant nor a Beneficiary shall anticipate, transfer, assign or alienate (either at law or in equity) any Accrued Benefit provided under this Plan, and the Employer shall not recognize any such anticipation, transfer, assignment or alienation. To the extent permitted by law, the right of any Participant or any Beneficiary to any benefit or to any payment under this Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary.

ARTICLE 7

ADMINISTRATION

Section 7.1 Authority and Responsibility of the Plan Administrator. Unless otherwise specifically provided herein, the Plan Administrator (i.e., the Employer) shall have full and complete authority, responsibility, discretion and control over the management, administration and operation of the Plan and investments hereunder, including but not limited to the authority to: (a) formulate, adopt, issue, revise and apply procedures and rules in accordance with law; (b) construe and apply the provisions of the Plan; (c) make all determinations under the Plan, including those concerning eligibility for Benefits and eligibility to receive payment of Benefits; (d) adopt and prescribe the use of necessary forms; (e) prepare and file reports, notices, and any other documents relating to the Plan which may be required by the United States Secretary of Labor or Secretary of the Treasury or other government entity or authority; (f) prepare and distribute to Participants any communication materials required by law or as necessary or desirable for the administration of the Plan; (g) employ or retain agents and/or other professionals (including those who may be employed by or represent the Employer) to aid it in the administration of the Plan; (h) be the agent for service of legal process; (i) make available for inspection and provide upon request documents and instruments required to be disclosed by law;

(j)direct the payment of Benefits under the Plan and issue such other directions and instructions as are necessary for the proper administration of the Plan; and (k) analyze and report Plan activity. Any decisions or determinations the Plan Administrator may make under or with respect to the Plan shall be made in its sole discretion and shall be final and binding.

The Employer, in its sole discretion as Plan Administrator, may delegate some or all of the authority, responsibility, discretion and control over the management, administration and operation of the Plan and investments provided herein to such person, persons, committee, organization, or entity as the Employer deems desirable or appropriate for the administration of the Plan. The Employer has delegated the authority, responsibility, and control over the management, administration and operation of the Plan and investments hereunder for the purposes of day-to-day administration of the Plan to its wholly-owned subsidiary Victory Capital Management Inc.

Section 7.2 Claims For Benefits

Each person entitled to Benefits under this Plan (“Claimant”) may submit a claim for Benefits to the Plan Administrator in such form or format as is provided or approved by the Plan Administrator. A Claimant shall have no right to seek review of a denial of Benefits, or to bring any action in any court to enforce a claim for Benefits prior to his or her filing a claim and exhausting his or her rights under this Section. When a claim for Benefits has been filed properly, such claim shall be evaluated and the Claimant shall be notified by the Plan Administrator (or its agent) of its approval or denial within a reasonable period of time after the Plan Administrator’s receipt of such claim unless special circumstances require an extension of time for processing the claim.

Section 7.3 Expenses. The Employer will pay all expenses, taxes and fees incurred in connection with the Plan (including without limitation recordkeeping, administration, attorneys’ fees, and investment fees). Such expenditures shall be charged against the Plan and as applicable the Participant’s Account(s) pursuant to Section 4.3 or otherwise as determined by the Employer in accordance with the Plan.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Amendment or Termination

(a)In General. The Plan may be amended in whole or in part from time to time by the Employer and may be terminated by the Employer, in its sole discretion, but subject to compliance with Code Section 409A. Upon Plan termination, the Participants shall be entitled to receive their Accrued Benefits only in accordance with the Plan as if it had not terminated or as the Plan otherwise is amended or administered in compliance with the Code and applicable law.

(b)Amendments and Administration. The Plan may be amended and administered by the Employer at any time and retroactively, if required, if warranted in the opinion of the Employer, to conform the Plan to the provisions and requirements of the Code and any applicable law. Any reduction, elimination or change of a Participant’s Benefits under this Section 8.1 shall not be deemed to prejudice nor impermissibly reduce in contravention of this Plan any interest of a Participant or a Beneficiary hereunder. Any payment election or provision in effect prior to any Plan amendment shall be conformed and interpreted as warranted to comply with the Code.

Section 8.2 No Liability. The Employer, and each of the respective affiliates, officers, directors and employees shall not be liable to any person for any action taken or omitted in connection with the Plan unless attributable to such person’s own fraud or willful misconduct.

Section 8.3 Employment Relations. The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or for the engagement or retention of services as a Director or independent contractor between the Employer and its Directors or to be consideration for, or an inducement or condition of, the employment, or engagement or retention of services of any person. Nothing contained herein shall be deemed to: (a) give to any person the right to be retained in the employ or service of the Employer; (b) affect the right of the Employer to discipline or discharge any person at any time; (c) give the Employer the right to require any person to remain in its employ or service; or (d) affect any person’s right to terminate his or her employment or engagement or retention as an independent contractor at any time.

Section 8.4 Enforceability. This Plan shall be binding upon the assigns, successors, and the legal representatives of the Participant and of the Employer, subject to Section 8.1, unless the Employer determines otherwise in writing.

Section 8.5 Construction

(a)Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural. Reference to the provisions of any particular section of the Code, other statute, regulation or release by governing authorities shall be deemed to be a reference to any section of the authority which may hereafter contain the same or similar provisions.

(b)This Plan shall be administered, construed and limited in the manner appropriate for the Plan to comply with the provisions of applicable laws and the provisions of the Code, including without limitation Code Section 409A. Code sections and regulations are incorporated by reference as is necessary for such administration, interpretation and limitation.

(c)If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included herein.

(d)The headings of Articles, Sections and subsections hereunder are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

Section 8.6 Entire Agreement. Except as otherwise amended or incorporated herein, or supplemented with addenda, in writing by the Employer, this Plan document constitutes the entire agreement between the Employer, Participants and Beneficiaries and contains all of the agreements among such parties with respect to the subject matter hereof, and furthermore, to the extent conflicting, this Plan supersedes any and all other agreements, either oral or in writing, without limitation including in any employment agreement among the parties hereto, with respect to the subject matter hereof. Any such other agreement shall be null, void, and of no effect with respect to the subject matter of this Plan. This Section in no way limits or abrogates the Employer’s right to amend or terminate the Plan in any respect, including without limitation pursuant to Section 8.1.

Section 8.7 Governing Law. The Plan and all matters arising with respect thereto shall be governed by the Code (and/or other federal law), except as otherwise not applicable, in which case New York State law shall govern.

IN   WITNESS  WHEREOF,  the   Employer   has   executed  this Plan this 12th day of December, 2019.

VICTORY CAPITAL HOLDINGS, INC.

By:	/s/ DAVID C. BROWN
David Brown, CEO